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                                                                    Exhibit 12.1

                          Easco, Inc. and Subsidiaries
            Consolidated Statement Regarding Computation of Ratio of
                           Earnings to Fixed Charges
               (all amounts except ratios are shown in thousands)
                           Fixed Charge Coverage Ratio


                                                                  Year ended December 31,
                                                      1997        1996        1995        1994       1993
                                                 -----------------------------------------------------------

Income (loss) before income taxes
  and extraordinary (loss)                            10,375     (26,481)     20,051     14,319      11,165
Add: fixed charges                                     9,716      10,339      10,889      9,313       7,326
                                                 -----------------------------------------------------------
                                                      20,091     (16,142)     30,940     23,632      18,491

Fixed Charges
-------------
Interest                                               8,017       8,449       9,044      7,531       4,679
Amortization of debt issuance costs                      572         572         571        762       1,523
Interest factor in rents                               1,127       1,318       1,274      1,020       1,124
                                                 -----------------------------------------------------------
                                                       9,716      10,339      10,889      9,313       7,326

Ratio of earnings to fixed charges                       2.1         -           2.8        2.5         2.5
                                                 ===========================================================

Deficiency of earnings to fixed charges                    -     (26,481)          -          -           -
                                                 ===========================================================

Rent Expense
------------
Total                                                  3,381       3,958       3,826      3,064       3,375
One-third interest factor                               33.3%       33.3%       33.3%      33.3%       33.3%
                                                 -----------------------------------------------------------
                                                       1,127       1,319       1,275      1,021       1,125
                                                 ===========================================================


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